STOCKHOLDER AGREEMENT


     AGREEMENT dated as of February 6, 1997 between CVS Corporation, a Delaware corporation ("CVS"), and Zell/Chilmark Fund, L.P., a Delaware limited partnership (the "Stockholder").

                         W I T N E S S E T H:

     WHEREAS, immediately prior to the execution of this Agreement, CVS, Revco D.S., Inc., a Delaware corporation (the "Company"), and North Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into the Company (the "Merger"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, CVS has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     SECTION 1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

     (a) "Affiliate" shall mean, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or control the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, "Affiliate" when used with respect to the Stockholder shall exclude any entity that would otherwise be an Affiliate hereunder but that is not 100% Beneficially Owned by Samuel Zell.






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     (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer.

     (c) "Company Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

     (d) "Existing Shares" shall mean the shares of Company Common Stock Beneficially Owned by the Stockholder on the date hereof.

     (e) "Shares" shall mean the Existing Shares and any shares of Company Common Stock and/or other equity securities of the Company acquired by the Stockholder in any capacity after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise Beneficially Owned by the Stockholder.

     SECTION 2. Voting of Company Common Stock. The Stockholder hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and the Stockholder shall vote or consent (or cause to be voted or consented) the Shares held of record or Beneficially Owned by the Stockholder in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof.




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     SECTION 3. Covenants, Representations and Warranties of the
Stockholder. The Stockholder hereby represents and warrants to, and agrees with, CVS as follows:

     (a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of Existing Shares consisting of 13,102,288 shares of Company Common Stock. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power (except as provided in the Stockholder's Agreement dated as of June 1, 1992, by and between Revco and the Stockholder (the "Revco Stockholder Agreement")) and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition (except as provided in the Agreement of Limited Partnership of Zell/Chilmark Fund, L.P. (the "Zell Fund Agreement")), sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Upon consummation of the Merger, the Stockholder will have sole voting power (except as provided in the Revco Stockholder Agreement) and sole power to issue instructions with respect to the matters set forth in Section 4 hereof, sole power of disposition (except as provided in the Zell Fund Agreement), sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of CVS Common Stock it holds of record or Beneficially Owns with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

     (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.





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     (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the 1934 Act and the 1933 Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to the Stockholder or any of its properties or assets.

     (d) No Encumbrances. Other than as provided in the Revco Stockholder Agreement as to voting of the Shares and in the Zell Fund Agreement as to provisions relating to timing of disposition of the Shares by the Stockholder, and except as applicable in connection with the transactions contemplated hereby, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

     (e) No Finder's Fees. Other than as contemplated by the Merger Agreement with respect to fees payable by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions





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contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

     (f) No Solicitation. The Stockholder shall not, and shall cause its Affiliates and officers, directors, employees, investment bankers, consultants and other agents of the Stockholder and such Affiliates (such Affiliates, officers, directors, employees, investment bankers, consultants and other agents of any Person are hereinafter collectively referred to as the "Representatives" of such Person) not to, directly or indirectly, take any action to initiate, solicit, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person (other than CVS or any of its Affiliates or Representatives) relating to any Acquisition Proposal or disclose any non-public information relating to Revco or any Subsidiary of Revco or afford access to the properties, books or records of Revco or any Subsidiary of, Revco, to any Person that has made any Acquisition Proposal. The Stockholder shall notify CVS orally and in writing of any offers, proposals or inquiries received by the Stockholder relating to the purchase or acquisition by any Person of the Shares and of any Acquisition Proposal actually known to the Stockholder (including in each case the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. The Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal, other than discussions or negotiations with CVS and its Affiliates. For purposes of the foregoing, Representatives of the Stockholder will not include investment bankers or consultants that approach or contact the Stockholder, the Company or any other Person, without having been solicited by the Stockholder, regarding such an offer, proposal or inquiry so long as the Stockholder does not thereafter encourage or retain such investment bankers or consultants to pursue such offer, proposal or inquiry. Notwithstanding the restrictions set forth in this Section 3(f), each of the Company and any Person who is an officer or director of the Company may take any action consistent with the terms of the Merger Agreement.

     (g) Restriction on Transfer, Proxies; Non-Interference. The
Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender,





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pledge, encumber (other than by operation of law), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit the Shares into a voting trust or enter into a voting agreement with respect to the Shares; or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or would result in a breach by the Stockholder of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement or the effect of which would be inconsistent or violative of any provision or agreement contained in this Agreement.

     (h) Reliance by CVS. The Stockholder understands and acknowledges that CVS is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

     SECTION 4. Representations and Warranties of CVS. CVS hereby represents and warrants to the Stockholder as follows:

     (a) Organization. CVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by CVS of this Agreement and the performance by CVS of its obligations hereunder have been duly and validly authorized by the Board of Directors of CVS and no other corporate proceedings on the part of CVS are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by CVS and constitutes a valid and binding agreement of CVS enforceable against CVS in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses





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and to the discretion of the court before which any
proceeding therefor may be brought.

     (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the 1934 Act and the 1933 Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental body or authority is necessary for the execution and delivery of this Agreement by CVS and the consummation by CVS of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by CVS, the consummation by CVS of the transactions contemplated hereby or compliance by CVS with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of CVS, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which CVS is a party or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to CVS or any of its properties or assets.

     (d) No Finder's Fee. Except for Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Corporation whose fees will be paid by CVS, no broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of CVS.

     SECTION 5. Stop Transfer; Legend. (a) The Stockholder agrees with, and covenants to, CVS that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such transfer is made in compliance with this Agreement.

     (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or





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the like other than pursuant to the Merger, the term "Shares" shall be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     (c) The Stockholder will, prior to the Effective Time, duly execute and deliver to CVS the Affiliate's letter contemplated in
Section 5.11 of the Merger Agreement substantially in the form of Exhibit C-3 to the Merger Agreement.

     (d) The Stockholder shall promptly after the date hereof surrender to the Company all certificates representing the Shares, and the Company shall place the following legend on such certificates:

          "THE SECURITIES REPRESENTED BY THIS
          CERTIFICATE ARE SUBJECT TO A STOCKHOLDER
          AGREEMENT DATED AS OF FEBRUARY 6, 1997
          BY AND BETWEEN CVS CORPORATION AND
          ZELL/CHILMARK FUND, L.P. WHICH AMONG
          OTHER THINGS RESTRICTS THE TRANSFER AND
          VOTING THEREOF."

     SECTION 6. Termination. The provisions of this Agreement shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

     SECTION 7. Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than to the Company and to its and the Company's counsel and advisors) without the prior written consent of CVS, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event the Stockholder shall give prior notice of such disclosure to CVS as promptly as practicable so as to enable CVS to seek a protective order from a court of competent jurisdiction with respect thereto.





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     SECTION 8. Disclosure. (a) The Stockholder hereby agrees to permit CVS to publish and disclose in the Form S-4 and the CVS Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which CVS's counsel advises are necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of Company Common Stock or shares of CVS Common Stock, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement.

     (b) The Stockholder hereby agrees to permit Revco to publish and disclose in the Revco Proxy Statement (including all documents, exhibits and schedules filed with the SEC), and any press release or other disclosure document which Revco, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder's identity and ownership of Company Common Stock or shares of CVS Common Stock, as the case may be, and the nature of its commitments, arrangements and understandings under this Agreement.

     SECTION 9. Miscellaneous. (a) Entire Agreement. This Agreement, the Merger Agreement and the Registration Rights Agreement referred to therein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     (b) Binding Agreement. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors, partners or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor. Nothing in this clause (b) shall permit any transfer of Shares otherwise prohibited by the provisions of this Agreement.






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     (c) Assignment. No party may assign any of its rights or
obligations hereunder, by operation of law or otherwise, without the prior written consent of the other party; provided that CVS may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of CVS, but no such assignment shall relieve CVS of its obligations hereunder if such assignee does not perform such obligations.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:


          If to                     Zell/Chilmark Fund, L.P.
          Stockholder:              Two CVS Riverside Plaza
                                    Suite 1500
                                    Chicago, Illinois 60606
                                    Attention: Sheli Z. Rosenberg
                                    Telephone No.: (312) 984-9711
                                    Telecopy No.:  (312) 984-0317

          with a copy to:           Rosenberg & Liebentritt

                                    2 North Riverside Plaza
                                    Suite 1601
                                    Chicago, Illinois 60606
                                    Attention: Alisa Singer
                                    Telephone No.: (312) 454-0335
                                    Telecopy No.: (312) 466-3196

          If to CVS:                CVS Corporation
                                    One CVS Drive
                                    Woonsocket, RI 02895
                                    Attention: Thomas M. Ryan
                                    Telephone: 401-765-1500
                                    Telecopy No.: 401-765-4128







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          with a copy to:           Davis Polk & Wardwell
                                    450 Lexington Avenue
                                    New York, New York 10017
                                    Attention: Dennis S. Hersch
                                    Telephone No.: (212) 450-4545
                                    Telecopy No.: (212) 450-5744

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had near been contained herein.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and





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any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. Except for Section 8(b) hereof, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person who or which is not a party hereto.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9(l) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (m) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (n) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (o) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.







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     IN WITNESS WHEREOF, CVS and the Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.


                                        CVS CORPORATION


                                        By: /s/ Stanley P. Goldstein
                                            ---------------------------
                                            Name: Stanley P. Goldstein
                                            Title: Chairman and Chief
                                                   Executive Chief


                                        ZELL/CHILMARK FUND, L.P.

                                        By:  ZC Limited Partnership,
                                               general partner

                                        By:  ZC Partnerships, general partner

                                        By:  ZC Inc., a partner


                                        By: /s/ Sheli Z. Rosenberg
                                            ----------------------------
                                            Name: Sheli Z. Rosenberg
                                            Title: Vice President